eClic, INC.

EXHIBIT #23 Consent of Experts and Counsel

Mr. David Coffey, CPA

To Whom It May Concern:

April 13, 1999

The firm of David Coffey, Certified Public Accountant consents to the inclusion of my report of April 12, 1999 on the Financial Statements of eClic, Inc. from the inception date of March 1, 1999 through April 12, 1999, in any filing that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ David Coffey, CPA
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David Coffey, CPA
3651 Lindell Road, #14
Las Vegas, NV
Office:  702-871-3979